As filed with the Securities and Exchange Commission on November 21, 2019

Registration No. 333-226542

Registration No. 333-206393

Registration No. 333-205208

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-226542

FORM S-8 REGISTRATION STATEMENT NO. 333-206393

FORM S-8 REGISTRATION STATEMENT NO. 333-205208

UNDER THE SECURITIES ACT OF 1933

Milacron Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	80-0798640
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

10200 Alliance Road, Suite 200
Cincinnati, OH	45242
(Address of principal executive offices)	(Zip Code)

MILACRON HOLDINGS CORP. 2015 EQUITY INCENTIVE PLAN

MILACRON HOLDINGS CORP. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

MILACRON HOLDINGS CORP. 2015 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plans)

Nicholas R. Farrell

Assistant Secretary

Milacron Holdings Corp.

One Batesville Boulevard

Batesville, Indiana 47006

(812) 934-7500

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ““smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒    Accelerated filer ☐    Non-accelerated filer ☐

Smaller reporting company ☐                              Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Milacron Holdings Corp., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 previously filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

1.              Registration Statement no. 333-226542, pertaining to the registration of 4,075,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the Milacron Holdings Corp. 2015 Equity Incentive Plan, as Amended and Restated, which was filed with the SEC and became effective on August 2, 2018.

2.              Registration Statement no. 333-206393, pertaining to the registration of 419,503 shares of Common Stock issuable under the Milacron Holdings Corp. Amended and Restated 2012 Equity Incentive Plan, which was filed with the SEC and became effective on August 14, 2015.

3.              Registration Statement no. 333-205208, pertaining to the registration of 4,100,000 shares of Common Stock issuable under the Milacron Holdings Corp. 2015 Equity Incentive Plan and also pertaining to the registration of 4,968,731 shares of Common Stock issuable under the Milacron Holdings Corp. Amended and Restated 2012 Equity Incentive Plan, which was filed with the SEC and became effective on June 24, 2015.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On November 21, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of July 12, 2019 (the “Merger Agreement”), among the Company, Hillenbrand, Inc., an Indiana corporation (“Parent”), and Bengal Delaware Holding Corporation, a Delaware corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, all offerings of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statements for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on November 21, 2019.

MILACRON HOLDINGS CORP.

By:	/s/Nicholas R. Farrell
Nicholas R. Farrell
Assistant Secretary

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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